Exhibit 99.1

           Brooke Corporation Announces Acquisition of Texas All Risk

    OVERLAND PARK, Kan., Jan. 5 /PRNewswire-FirstCall/ -- Michael Hess, President of Brooke Corporation's (Amex: BXX) insurance brokerage subsidiary, CJD & Associates, announces the acquisition of Texas All Risk General Agency, Inc. of Dallas, Texas. Hess stated, "Texas All Risk fits well with our existing operations in Overland Park and Omaha that operate under the Davidson-Babcock trade name."
    Founded in 1983, Texas All Risk sells "hard-to-place" property and casualty insurance through a network of independent insurance agencies in Texas and Louisiana. Hess also stated, "We are especially pleased to acquire Texas All Risk's management team of Jeffrey Watters and Bruce Hart." Mr. Watters is founder of Texas All Risk and will continue as general manager.
Mr. Hart has been an officer of Texas All Risk since 1984 and will continue as operations manager. Watters has 34 years insurance experience, and Hart has 23 years of insurance experience.
    As a result of this transaction, CJD & Associates acquires the rights to a web-based internet agent support and rating program developed by Texas All Risk. Additionally, this acquisition by CJD & Associates expands the number of its insurance company relationships. Perhaps more importantly, CJD & Associates increases premium volume with those insurance companies currently represented by both brokers.

    About our company ... Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance and financial services through a network of more than 220 franchisee locations and has originated more than $100,000,000 in franchisee loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Contact ... Bill Greet, Vice President CJD & Assoc. LLC., bill.greet@davidson-babcock.com or (800) 203-3223

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly report, which is available from the Company without charge for a more complete description of the Company's business.

     CONTACT:  Bill Greet
               Vice President of CJD & Assoc. LLC.,
               1-800-203-3223, bill.greet@davidson-abcock.com

SOURCE  Brooke Corporation
    -0-                             01/05/2004
    /CONTACT:  Bill Greet, Vice President of CJD & Assoc. LLC.,
1-800-203-3223, bill.greet@davidson-abcock.com/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; CJD & Assoc. LLC.; Texas All Risk General Agency,
     Inc.
ST:  Kansas, Texas
IN:  INS
SU:  PER TNM